Exhibit 10.1

Cathay General Bancorp

2005 Incentive Plan

Executive Officer Annual Cash Bonus Program

This Executive Officer Annual Cash Bonus Program (this “Program”) is adopted pursuant to Section 12 of the Cathay General Bancorp 2005 Incentive Plan (the “2005 Plan”) and the policy of Cathay General Bancorp (the “Company”) to attract, motivate, and retain capable executive management and other key personnel by providing incentives that are commensurate with prudent risk taking, that does not pose a threat to the safety and soundness of the Company, and that seeks to link compensation to the Company’s overall strategic goals.

1.	Eligibility

Eligibility to participate in this Program shall be limited to executive officers of the Company or of its subsidiary, Cathay Bank, if such an executive officer’s participation for a calendar year (or portion of a calendar year) (a “Program Year”) is approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Executive officers so approved by the Committee shall be referred to herein as “Participants.”

2.	Determination of Bonus Award

For each Program Year, each Participant may be eligible to receive a payment in cash (a “Bonus Award”) in accordance with the terms provided herein and any other terms established by the Committee. Bonus Awards under this Program shall constitute Cash Awards under Section 12 of the 2005 Plan.

To determine a Participant’s potential Bonus Award, the Committee may in its sole discretion establish, for a Program Year, Company-wide financial criteria, including, without limitation, achievement of quantifiable metrics such as targeted diluted earnings per share, return on average assets, loan growth, deposit growth, and efficiency ratio (the “Financial Criteria”), and metric and/or non-metric individual or department-wide performance goals (the “Performance Goals”).

In determining the Financial Criteria and the Performance Goals, the Committee should consider whether the arrangements provided in this Program are appropriately balanced and consistent with the Company’s and Cathay Bank’s safety and soundness, and whether they are compatible with effective controls and risk-management. For example, Bonus Awards to risk-management and control officers should be based primarily on the achievement of their functions (e.g., adherence to internal controls) and should not be based substantially on the financial performance of the business units they review. The weighting between the Financial Criteria and Performance Goals will be individually set for each Participant from time to time and may relate to the Company and/or its subsidiaries, one or more of its departments or units, or any combination of the foregoing, on a consolidated or nonconsolidated basis, as the Committee may determine in its sole discretion. The Financial Criteria and Performance Goals should also, to the extent appropriate, be linked to the goals and objectives of the Company’s strategic plan for the Program Year.

Without limiting the generality of the foregoing, the Committee may adjust the performance results for the Financial Criteria to the extent the Committee deems they may have been affected by material events outside the ordinary course of business, such as one-time acquisition charges. In addition, if the Committee deems that the Financial Criteria and/or the Performance Goals may encourage Participants to expose the Company or Cathay Bank to imprudent risks, the Committee may modify such criteria or goals and the Program as needed to ensure that they are appropriately sensitive to risk and risk outcomes, balanced in terms of size, type, and time horizon of the inherent risks of the Participant’s activities, and consistent with safety and soundness. Also, the Committee may adjust the amount of the Bonus Award based on measures that take into account the risk the Participant’s activities may pose. Such measures may be quantitative, or the size of a risk adjustment may be set judgmentally, subject to appropriate oversight.

In determining Financial Criteria and Performance Goals for a Participant who is a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee may take into consideration whether such criteria and compensation thereon qualifies as “performance-based compensation” under Section 162(m) of the Code and under the 2005 Plan. Any determination of eligibility or the declaration of a Bonus Awards under this Program to a Participant who is a “covered employee” under Section 162(m) of the Code shall be administered in accordance with the applicable provisions of Sections 4 and 13 of the 2005 Plan.

3.	Timing and Payment of Bonus Awards

Following completion of a Program Year, the Committee shall determine the extent to which the Financial Criteria and Performance Goals for each Participant have been achieved or exceeded and the amount of the Bonus Award to be paid. The Committee shall not only determine the amount of Bonus Awards to be paid, but reserves the right in its discretion to reduce or eliminate any Bonus Awards.

A Participant shall not have a legally-binding right to a Bonus Award under this Program until the Committee has made the determinations set forth above and declared that a Bonus Award is payable under the Program. In accordance with Treasury Regulation 1.409A-1(b)(4), all Bonus Awards shall be distributed as soon as administratively practicable following the Committee’s declaration of a Participant’s Bonus Award, but in no event will such a distribution be made later than 2-1/2 months following the end of the year in which such a declaration is made.

4.	Additional Terms and Conditions

Adoption of this Plan. This Program has become effective January 1, 2014, and shall continue in effect until amended, modified, suspended, or terminated. This Program may be amended, modified, suspended, or terminated by the Committee in its sole discretion without prior notice to the Participants.

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No Right of Employment. This Program shall not constitute a contract of employment between the Company or its subsidiaries and any person eligible for participation in this Program or the 2005 Plan. Nothing contained in this Program, the 2005 Plan, or any Bonus Award made pursuant to this Program shall confer upon any eligible Participant any right to continue in the employment of the Company or any of its subsidiaries, or any guarantee of the award of future bonuses or other incentives, or shall interfere with, affect, or restrict in any way the right of the Company and its subsidiaries, which are expressly reserved, to discharge any employee at any time for any reason whatsoever, with or without cause.

Clawback. By accepting a Bonus Award made under this Program, each Participant agrees that the Company may recover some or all of the amounts paid with respect to a Bonus Award, or recoup some or all of the value thereof by offset from other amounts owed to the Participant by the Company or its subsidiaries, at any time during the three calendar years following payment hereunder, if and to the extent that the Committee determines that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the Financial Criteria and Performance Goals required for the Bonus Award were not met, or not met to the extent necessary to support the amount of the Bonus Award that was paid, or (iii) the payment of the Bonus Award was based on the achievement of financial results, as reported in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, or other report filed with the Securities and Exchange Commission, that were subsequently the subject of a restatement due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws (other than as a result of a change in accounting principles).

The right of recovery under this paragraph shall be subject to any general clawback policy that is or may be adopted by the Company, the terms of which shall be incorporated herein to the extent applicable.

Miscellaneous. Subject to the terms of any such plan, no Bonus Award shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company, unless the Committee, in its sole discretion, shall determine otherwise.

The Company shall make available copies of this Program and all amendments and any administrative rules or procedures to all Participants at reasonable times upon request.

This Program and the payment of Bonus Awards shall be subject to all applicable federal and state laws, rules, and regulations, including the withholding of any federal, state, local, or foreign taxes and to such approvals by any government or regulatory agency as may be required. The terms of this Program shall be binding upon the Company and its successors.

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